Exhibits 5.1 and 23.2


                                November 1, 1999


Trimeris, Inc.
4727 University Drive
Suite 100
Durham, North Carolina 27707


Ladies and Gentlemen:

         I refer to the registration statement on Form S-8 (the "Registration Statement") to be filed by Trimeris, Inc. (the "Company") with the Securities and Exchange Commission on or about November 1, 1999 under the Securities Act of 1933, as amended (the "Act"), relating to the registration of an additional 1,000,000 shares (the "Shares") of common stock of the Company, par value $0.001 per share (the "Common Stock"), by the Company pursuant to the Trimeris, Inc. Amended and Restated Stock Incentive Plan (the "Plan"). As Legal Counsel and Assistant Secretary of the Company, I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, such corporate records, certificates, public documents and other documents, and have reviewed such questions of law, as considered necessary or appropriate for the purposes of this opinion.

         In my examination, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted as originals, the conformity to original documents of all documents submitted to as certified, conformed or photostatic copies and the authenticity of the originals of such documents. As to any facts material to the opinions expressed herein which have not been independently established or verified, I have relied upon statements and representations of officers and other representations of the Company and others.

         Upon the basis of such examination, it is my opinion that:

         1. The Company has been duly incorporated and is an existing corporation in good standing under the laws of the State of Delaware.

         2. The issuance of the Shares of Common Stock have been duly authorized by the Company and the Plan, as amended, has been duly adopted and authorized by the board of directors and the stockholders of the Company, and when (i) the Registration Statement shall have been filed with the Securities and Exchange Commission under the Act and (ii) upon payment of the consideration and termination or lapse of any restrictions set forth in any award agreement under the Plan, and delivery of the certificate evidencing the Shares so acquired, the Shares of Common Stock will be legally issued, fully paid and non-assessable.


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Trimeris, Inc.
November 1, 1999
Page 2 of 2



         I express no opinion herein as to the laws of any state or jurisdiction other than the state laws of North Carolina, the Delaware General Corporation Law and the Federal laws of the United States of America to the extent specifically referred to herein.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving said consent, I do not admit that I am included in the category of person whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.



                                     Very truly yours,

                                     /s/ Loryn C. Nembirkow
                                     Loryn C. Nembirkow
                                     Legal Counsel and Assistant Secretary